FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
PHILADELPHIA, PENNSYLVANIA
DEFERRED ANNUITY
Flexible Purchase Payments
Optional Variable and Fixed Accumulation Values
Optional Variable and Fixed Annuity Payments
Nonparticipating!
Fidelity Investments Life Insurance Company agrees to pay monthly income to the Annuitant starting on the Annuity Date and to provide the other rights and benefits of this Contract
These agreements: are subject to all the provisions of this Contract.
This Contract has; been issued in consideration of the attached application and the initial purchase payment.
ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. (SEE CONTRACT VALUE, PAGE 10.)
Signed for the Company at its Executive Office, Boston, Massachusetts
~;~ - /~
President Secretary
TEN DAY RIGHT TO RETURN THE CONTRACT
When this Contract is issued, you have 10 days after you receive it from the Company to examine it. Within those 10 days you can return the Contract to the Company or its agent for any reason. If you do, the Contract will be cancelled. Any purchase payment paid will then be refunded and the Contract will be void from the beginning.
PLEASE READ YOUR CONTRACT CAREFULLY
This is a legal contract between you and the Company.

GUIDE TO CONTRACT PROVISIONS
 PAGE
Contract Schedule 4
Definitions 5
General Provisions  7
Entire Contract.
Misstatement of Age
Reports to Owner
Proof of Survival
Protection of Proceeds
Termination
Basis of Values
Nonparticipating
Purchase Payments  9
Purchase Payments
Net Purchase Payments
Additional Purchase Payments
Allocation of Purchase Payments
Contract Value  10
Contract Value
Deductions from the Contract Value
The Fixed Account 11
Fixed Account
Fixed Account Contract Value
Interest on the Fixed Account Contract Value
Transfers of Contract Value Between the Fixed and Variable Accounts The Variable Account 12
Variable Account
Subaccounts
Accumulation Units
Accumulation Unit Value
Variable Account Contract Value
Net investment Factor
Charges Against the Subaccounts
Transfers Among Subaccounts
Additions, Deletions or Substitutions
Reserved Rights
Valuation Days and Valuation Periods
Proceeds 16
Proceeds
Proceeds on death of Owner During Accumulation Period
Proceeds on Death of Owner During Annuity Period
Interest on Proceeds
Postponement. of Payment
Death Benefit   18
Death Benefit During Accumulation Period
Owner and Beneficiary  19
Owner
Beneficiary
Change of Owner and Beneficiary
Assignments
Designation of Owner and Beneficiary
Surrender Provisions  21
Cash Surrender
Cash Surrender Value
Partial Withdrawals
Free Withdrawal Privilege
Amounts Subject to Surrender Charge
Surrender Charges on Annuity Date
Annuity Provisions 23
Annuity Payments
Deductions from Annuity Payment
Change of Annuity Date
Annuity Payment Options
Fixed Annuity
Variable Annuity
Annuity Unit Value
Determination of First Variable Annuity Payment
Variable Annuity Payments After the First Payment
Exchange of Annuity Units
Age Adjustment
Annuity Tables        27
FIDELITY INVESTMENTS LIFE INSURANCE
COMPANY
VARIABLE PRODUCTS SERVICE CENTER, P.O. BOX 994, PROVIDENCE, R.I.
02901-0994
CONTRACT SCHEDULE
 CONTRACT NUMBER   Z000000000
 CONTRACT DATE   August 8, 1988
 ANNUITY DATE    September 9, 1999
 ANNUITANT    John A. Nuitant
 ISSUE AGE    35
INITIAL :PURCHASE PAYMENT:  $5,000.00
VARIABLE A('COUNT SUB-ACCOUNTS
  MONEY MARKET EQUITY-INCOME
  SHORT TERM  GROWTH
  HIGH INCOME OVERSEAS
GUARANTEED FIXED ACCOUNT INTEREST RATE: 3.5% per year
        compounded annually
MINIMUM ADDITIONAL PURCHASE PAYMENT: $250
DEDUCTIONS FROM THE CONTRACT VALUE:
MAINTENANCE CHARGE:  $30.00 per year on the Contact Date
  not to exceed 550 per year.
TABLE OF SURRENDER CHARGES
CONTRACT     PERCENTAGE OF

YEAR         PURCHASE PAYMENTS

1            5%

2            4%

3            3%

4            2%

5            1%

THEREAFTER   0%

DEFINITION'S
ACCUMULATION PERIOD:
The period the Contract is in force prior to the Annuity Date.
ACCUMULATION UNITS:
The measure used to calculate the Variable Account Contract Value prior to the Annuity Date.
ANNUITANT:
The person on ,whose life monthly annuity payments depend.
ANNUITY DATE:
The date on which annuity payments begin. You may change this date as provided in this
Contract.
ANNUITY PERIOD:
The period during which the Annuitant receives payments beginning on the Annuity Date.
ANNUITY UNITS:
The measure used to calculate the amount of variable annuity payments during the Annuity
Period.
BENEFICIARY:
The person who receives the proceeds in the event of the death of the Owner or Annuitant.
THE COMPANY:
Fidelity investments Life insurance Company.
CONTRACT ANNIVERSARY:
The same day and month as the Contract Date each year that the Contract remains in force.
CONTRACT DATE:
The date the Contract becomes effective, from which contract anniversaries, contract years, and contract months are determined. Your Contract Date is shown on the Contract Schedule.
CONTRACT VALUE:
The sum of the Fixed Account Contract Value (which receives a declared interest rate) and the
Variable Account Contract Value (which varies with the investment performance of the elected
Subaccounts) for this Contract.
FIXED ANNUITY:
An annuity with fixed payments which are guaranteed during the Annuity Period. Once established, the amount of the annuity payment will not vary.
FREE WITHDRAWAL AMOUNT:
The amount that may be withdrawn from the Contract Value without incurring a surrender charge.
OWNER:
The person who has the ownership rights and privileges of the Contract.
SUBACCOUNTS:
The portfolios of the V;ariable Account. The Subaccounts available on the Contract Dale are named on the Contract Schedule.
VALUATION DAY:
Each day the blew York: Stock Exchange is open for Trading.
VALUATION PERIOD:
The interval of time beginning at the close of business on each Valuation Day and ending at the close of business on the next Valuation Day.
VARIABLE ANNUITY:
An annuity with payments which are not guaranteed as IO dollar amount and which vary in amount with the investment experience of elected Subaccounts.
WRITTEN REQUEST:
A request in a form acceptable IO the Company, signed by you and delivered IO the Company at the Variable Products Service Center.
YOU, YOUR:
The Owner of this Contract. The owner may be someone other than the Annuitant. The Owner is named on the application and may be changed as provided in this Contract.

GENERAL PROVISIONS
ENTIRE CONTRACT
This Contract and the application. a copy of which is attached. arc the entire contract between you and the Company.
No change in or waiver of the provisions of the Contract is valid unless the change or waiver is signed by the President or Secretary of the Company.
MISSTATEMENT OF APE
If the Annuitant's age has been misstated, payments under this Contract will be adjusted. They will be based or: what would have been provided at the correct age. Any underpayments by THE Company will 'be paid in a single sum, with interest at the rate of 6% per year compounded annually. Any overpayments by the Company must be refunded and to the extent possible will be subtracted from the future payments, with interest at the rate of 6% per year compounded annually.
REPORTS TO OWNER
At least once once year the Company will send you a report. The report will show the Contract Value and purchase payments. withdrawals and maintenance charges made since the last report. The report will also include any other information that may be required by the insurance department of the state in which this Contract is delivered.
PROOF OF SURVIVAL
Where any payments under this Contract depend on the Annuitant or other recipient being alive on a given date, proof of survival may be required by the Company prior to making the payments.
PROTECTION OF PROCEEDS
Payments under this Contract may not be assigned by any Beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.
TERMINATION
This Contract WILL terminate on the earliest of:
 The death of the Owner prior TO the Annuily Date;
 The death of the Annuitant prior to the Annuity Date;
 The Surrender of tho Contract; and
 The final payment under any payment option.
The Company may at its option, prior TO the Annuity Date, cancel this Contract if allof the following conditions exist at the same time:
 (a) No purchase payments have been paid for a continuous period of 24 months; and
 (b) Total purchase payments credited to this Contract are less than 52,000: and
 (c) The Contract Value is less than 52,000.
Upon cancellation, the Contract Value will i be paid to you in a single sum. The Contract Will then terminate.
BASIS OR VALUES
All values are at least as great as those required by the law of the state in which this Contract is delivered. A statement of the method used to compute the minimum values has been filed with the insurance department of the state in which this Contract is delivered.
NONPARTICIPATING
This Contract does not participate in the profits or surplus of the Company.
PURCHASE PAYMENTS
PURCHASE PAYMENTS
Purchase payments are the payments you make for this Contract.
NET PURCHASE PAYMENTS
A net purchase payment is a purchase payment less any premium tax required by the state in which this Contract is delivered.
ADDITIONAL PURCHASE PAYMENTS
You may make additional purchase payments during the Accumulation Period. The minimum additional purchase payment is shown on the Contract Schedule. The Company reserves the right to limit the amount of additional purchase payments it will accept. ~
ALLOCATION OF PURCHASE PAYMENTS
You may allocate your net purchase payments to the Fixed Account and among one or more of the Subaccounts of the Variable Account.
Allocation of purchase payments to the Fixed Account will be permitted in accordance with the Company's then current rules.
The entire portion of any net purchase payment that you allocate to the Variable Account will be invested in the Money Market Subaccount until the estimated end of the Right to Return the Contract period. The contract value in the Money Market Subaccount will then be transferred to the Subaccounts you elected on the application. The portion of the initial purchase payment allocated to any Subaccount is shown on the application. The entire portion of any net purchase payment that you allocate to the Fixed Account will be invested in the Fixed Account when received. Additional net purchase payments received after the Right to Return the Contract period will be allocated to the Fixed Account and to the Subaccounts as you elected on the application unless you elect a different allocation. The portion of any additional net purchase payment allocated to a Subaccount must be a whole percentage, not less than 10%.

CONTRACT VALUE
CONTRACT VALUE
The Contract Value at any time is:
 The Fixed Account Contract Value;
  PLUS
 The Variable Account Contract Value.
The portion of the Contract Value invested in the Subaccounts of the Variable Account is not guaranteed and will vary with the performance of the elected subaccounts.
DEDUCTIONS FROM THE CONTRACT VALUE
The Maintenance Charge is deducted from the Contract Value on each contract anniversary. A pro rata portion of the charge will be deducted from the Contract Value on the Annuity Date or when the Contract is surrendered. The Maintenance Charge is not guaranteed and may be changed by the Company. The Maintenance Charge as of the Contract Date and the maximum Maintenance Charge are shown on the Contract Schedule.
Deductions for the Maintenance Charge will be allocated to the Fixed Account and to the Subaccounts of the Variable Account in the same proportion as the value in each bears to the Contract Value on the date of the deduction.

THE FIXED ACCOUNT
FIXED ACCOUNT
The Fixed Account is the Company's general account. The general account consists of all of the Company's assets other than those in any separate account.
FIXED ACCOUNT CONTRACT VALUE
The Fixed Account Contract Value at any time will be:
 The sum of all amounts credited to the Fixed Account for this Contract;
  LESS
 Any amounts deducted for charges, transfers or withdrawals.
INTEREST ON THE FIXED ACCOUNT CONTRACT VALUE
The Company will credit interest on the Fixed Account Contract Value. Interest will accrue from the date a purchase payment is received in the Variable Products Service Center or an amount is transferred into the Fixed Account. Different interest rates may apply to different amounts in the Fixed Account depending on when the amount was initially allocated, and the interest rate applicable to any particular amount may vary from time to time. However, the interest rate credited to any amount in the Fixed Account will never be less than that shown on the Contract Schedule.
When a purchase payment or a transfer from the Variable Account is received by the Fixed Account, an interest rate will be assigned to that amount. That rate will be guaranteed for a certain period of time depending on when that amount was allocated to the Fixed Account. All interest rates assigned to that amount after the initial guarantee expires will be guaranteed for a period of at least one year.
TRANSFERS OF CONTRACT VALUE BETWEEN THE FIXED AND VARIABLE ACCOUNTS
During the Accumulation Period and subject to the rules of the Company, you may transfer values by written request or telephone. if previously authorized:
Held in one or more of the Subaccounts of the Variable Account into the Fixed Account; and
Held in the Fixed Account into one or more of the Subaccounts of the Variable Account.
You may request the transfers in dollar amounts or as a percentage. The minimum dollar amount you may transfer is $250 per Subaccount or, if less, the entire amount in a Subaccount. If you transfer a percentage, the percentage must be a whole number.

THE VARIABLE ACCOUNT
VARIABLE ACCOUNT
The Company established the Fidelity investments Variable Annuity Account I ("the Variable Account") t") support the: operation of this Contract and other variable annuity contracts the Company may offer.
The Company owns the assets in the Variable Account. Income, gains and losses. whether or not realized. from assets allocated to the Variable Account will be credited to or charged against the Variable Account without regard to the Company's other income, gains or losses.
Assets equal to the reserves and other liabilities of the Variable Account will not be charged with liabilities that arise from any other business the Company conducts. The Company has the right IO transfer to its general account any assets of the Variable Account which are in excess of those reserves and liabilities.
The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the investment Company Act of 1940. The Variable Account is also subject to the laws of the Commonwealth of Pennsylvania.
SUBACCOUNTS
On the Contract Date the! Variable Account consists of the Subaccounts listed on the Contract Schedule. The Company reserves the right to delete any Subaccount of the Variable Account or to add new Subaccounts. The Variable Account may invest in a series type of mutual fund, unit investment trusts and other investment portfolios which the Company determines to be suitable for this Contract. The assets of the Variable Account are valued each valuation period. Each Subaccount invests in a designated investment portfolio. Shares of a portfolio are purchased for a Subaccount at their net. asset value, You will share only the income, gains and losses of the Subaccounts to which the net purchase payments for this Contract have been allocated. The values and benefits of this Contract depend on the investment performance of the portfolios in which your elected Sub accounts are invested. The Company does not guarantee the investment performance of the portfolios. You bear the full investment risk for amounts allocated to the elected Subaccounts.
The investment policies of a portfolio may not be changed without all necessary approvals of the Pennsylvania insurance Department.
ACCUMULATION UNITS
The Company will credit net purchase payments in the form of accumulation units, The number of units to be credited to each Subaccount will be determined by dividing the net purchase payment allocated to that Subaccount by the unit value of the subaccount. In the case of the initial net purchase payment, units will be credited on the Contract Date. For additional payments, units will be credited as of the valuation period during which the purchase payment is received.
The amount of any Maintenance Charge, partial withdrawal or surrender charge deducted from the Variable Account Contract Value will reduce the number of units credited to the Contract in the Subaccounts. A transfer out of a Subaccount will reduce the number of units credited to the Contract in that Subaccount while a transfer into a Subaccount will increase the number of units.
ACCUMULATION UNIT VALUE
The accumulation unit value of each Subaccount was set at $10.00 at the start of the first valuation period of the Subaccount. The unit value for each subsequent valuation period is the net investment factor for that period multiplied by the unit value for the immediately preceding valuation period. The unit value for a valuation period applies to each day in the period. The unit value may increase or decrease from one valuation period to the next.
ACCUMULATION UNITS
The Company will credit net purchase payments in the form of accumulation units, The number of units to be credited to each Subaccount will be determined by dividing the net purchase payment allocated to that Subaccount by the unit value of the subaccount. In the case of the initial net purchase payment, units will be credited on the Contract Date. For additional payments, units will be credited as of the valuation period during which the purchase payment is received.
The amount of any Maintenance Charge, partial withdrawal or surrender charge deducted from the Variable Account Contract Value will reduce the number of units credited to the Contract in the Subaccounts. A transfer out of a Subaccount will reduce the number of units credited to the Contract in that Subaccount while a transfer into a Subaccount will increase the number of units.
ACCUMULATION UNIT VALUE
The accumulation unit value of each Subaccount was set at $10.00 at the start of the first valuation period of the Subaccount. The unit value for each subsequent valuation period is the net investment factor for that period multiplied by the unit value for the immediately preceding valuation period. The unit value for a valuation period applies to each day in the period. The unit value may increase or decrease from one valuation period to the next.
VARIABLE ACCOUNT CONTRACT VALUE
The Variable Account Contract Value at any time will be the sum of the values of all accumulation units credited to the Contract.
NET INVESTMENT FACTOR
The net investment factor is an index used to measure the investment performance of a Subaccount from one valuation period to the next. The net investment factor can be greater or less than one: therefore, the value of a Subaccount unit may increase or decrease.
The net investment factor for each Subaccount for a valuation period is determined by adding (a) and (b), subtracting (c) and then dividing the result by (a) where:
(a) is the value of the assets at the end of the preceding valuation period:
(b) is the investment income and capital gains, realized or unrealized, credited during the current valuation period:
The Variable Account Contract Value at any time will be the sum of the values of all accumulation units credited to the Contract.
NET INVESTMENT FACTOR
The net investment factor is an index used to measure the investment performance of a Subaccount from one valuation period to the next. The net investment factor can be greater or less than one: therefore, the value of a Subaccount unit may increase or decrease.
The net investment factor for each Subaccount for a valuation period is determined by adding (a) and (b), subtracting (c) and then dividing the result by (a) where:
(a) is the value of the assets at the end of the preceding valuation period:
(b) is the investment income and capital gains, realized or unrealized, credited during the current valuation period:
(c) is the sum of:
(1) The capital losses, realized or unrealized. charged during the current valuation period plus any amount charged or set aside for taxes during the current valuation periods;
PLUS
(2) The deduction from the Subaccount during the current valuation period representing a daily charge equivalent to an effective annual rate of 1%. CHARGES AGAINST THE SUBACCOUNTS in determining the unit values for both the accumulation and annuity units, the Company makes a daily charge equivalent co an effective annual rate of 1* against the assets of each Subaccount.
The earnings of the Variable Account are taxed as part of the operations of the Company. Al the present time. the Company does not expect IO incur taxes on earnings of any Subaccount lo the extent that earnings are credited under the Contract. If the Company incurs taxes due to the operation of the Variable Account, it may make charges for such taxes against the Subaccounts
TRANSFERS AMONG SUBACCOUNTS
You may transfer amounts among the Subaccounts without charge either by written request or telephone, if previously authorized, to the Variable Products Service Center. You may request the transfers in dollar amounts or as a percentage. The minimum dollar amount you may transfer is 5250 per Subaccount or, if less, the entire amount in a Subaccount. If you transfer a percentage, the percentage must be a whole number. The Company reserves the right to limit transfers among Subaccounts, but not to fewer than five transfers per contract year.
ADDITIONS, DELETIONS OR SUBSTITUTIONS
The Company retains the right to make additions to, deletions from or substitutions for any of the investment portfolios in which the Subaccounts invest. Such an addition, deletion or substitution would be subject to all necessary approvals.
RESERVED RIGHTS
The Company reserves the right to:
(a)  Combine the Variable Account with other variable accounts.
(b) Deregister the Variable Account under the investment Company Act of 1940 if registration is no longer required.
(c) Operate the Variable Account as a management investment company under the Investment Company Act of 1940 or in any other form allowed by law.
(d) Make changes required by any change in the investment Company Act of 1940.
VALUATION DAYS AND VALUATION PERIODS
A valuation day is:
(a) Each day the New York Stock Exchange is open for trading; and
(b) Any other day on which the Securities and Exchange Commission requires mutual funds,or unit investment trusts to be valued.
A valuation period is the interval of time beginning at the close of business on each valuation day and ending at the close of business on the next valuation day.
PROCEEDS
PROCEEDS
Proceeds is the amount payable on:
 The Annuity Date:
 Surrender prior to the Annuity Date:
 The death of the Annuitant prior to the Annuity Date;
 The death of the Owner prior to the Annuily Date.
Proceeds can be applied to a payment option or paid as a single sum.
It is currently the Company's practice to deduct any applicable tax at the time proceeds become payable; however. the Company reserves the right to deduct the tax when due.
On the Annuity Date, the proceeds will be the Contract Value, if any, less any applicable surrender charge. If you surrender the Contract, the proceeds will be the cash surrender value.
The proceeds payable on the death of the Annuitant prior to the Annuity Date will be the Death Benefit.
The Company may require that you return this Contract before the proceeds are paid.
PROCEEDS ON DEATH OF OWNER DURING THE ACCUMULATION PERIOD
If you die before the Annuity Date, the proceeds are the Contract Value on the date proof of death is received by the Company. The proceeds must be distributed to the Beneficiary within five years after the date of death. unless:
(a) The proceeds are payable over the lifetime of the Beneficiary with distributions beginning within one year of the date of death: or
(b) Your spouse is the Beneficiary, in which case your spouse may elect to continue this Contract and become the Owner.
PROCEEDS ON DEATH OF OWNER DURING ANNUITY PERIOD
If you die on or after the Annuity Date, any remaining payments under this Contract must be distributed at least as rapidly as under the payment option being used as of the date of death.
Any proceeds will be paid in accordance with the applicable law governing such payments. To the extent this Contract conflicts with any applicable provision of the internal Revenue Code with respect to distributions on death. this Contract will be considered amended to conform to the Code. INTEREST ON PROCEEDS
If the proceeds are not paid in a single sum or under a payment option within 30 days after they become payable. or the time provided by law, whichever is less, the Company will pay interest on the unpaid proceeds. interest will accrue from the date the proceeds are payable lo the dale of payment al a rate of 3.5% per year compounded annually or the rate and lime provided by law, whichever is greater.
POSTPONEMENT OF PAYMENT
The Company will usually pay proceeds payable on surrender or partial withdrawal within seven days after it receives your written request. The Company will usually pay proceeds payable as a result of the death of the Annuitant or Owner within seven days after it receives proof. However, any payment involving a determination of the Contract Value may be postponed whenever:
(a) The New York Stock Exchange is closed other than customary weekend and holiday closings, or trading on the exchange is resiricled as determined by the Securilies and Exchange Commis'sion: or
(b) The Securities and Exchange Commission by order permits postponemenl for the protection of conlracl owners; or
(c) A state of emergency exisis, as determined by the Securities and Exchange Commission. which would make delermination of the value of the net assets of the Variable Accounl impraclicable.
The Company can postpone the date of any surrender or partial withdrawal paymenl from the Fixed Accounl for not more than six months. If paymenl is posiponed for more than 30 days, it will be crediled with interest from the date of surrender or partial withdrawal. The rate of interest will not be less than 3.5% per year compounded annually or, if greater, the rate required by law.

DEATH BENEFIT
DEATH BENEFIT DURING ACCUMULATION PERIOD
If the death of the Annuitant occurs on or before his or her 70th birthday, the Death Benefit will be the greater of:
(a) The purchase payments paid, less any partial wilhdrawals and any applicable surrender charges and any incurred taxes; and
(b) The Contract Value on the date that proof of death is received by the Company.
If the death of the Annuitant occurs after his or her 70th birthday, the Death benefit will be the Contract Value on the date that proof of death is received by the Company.
OWNER AND BENEFICIARY
OWNER
The Owner of the Contract is named on the application unless later changed. The new Owner will succeed to all rights of ownership, including the right to make a further change of owner. On the Annuity Date the Annuitant becomes the Owner and all rights of ownership pass to the Annuitant. BENEFICIARY
The Beneficiary is named on the application unless later changed. The proceeds will be paid to the Beneficiary upon the death of:
(a) The Owner prior to the Annuity Date: or
(b) The Annuitant prior to the Annuity Date.
The Beneficiary has no rights in the Contract until the death of the Owner or the Annuitant. If no Beneficiary survives, the proceeds will be paid to the Owner or to the Owner's estate.
CHANGE OF OWNER AND BENEFICIARY
A change of Owner or Beneficiary must be in written form satisfactory to the Company, and must be dated and signed by the Owner who is making the change. The change will be subject to all payments made and actions taken by the Company under the Contract before the form is received by the Company at the Variable Products Service Center.
ASSIGNMENTS
An absolute assignment of the Contract by the Owner is a change of owner and beneficiary to the assignee. A collate:ral assignment of the Contract by the Owner is not a change of owner or beneficiary; but their rights will be subject to the terms of the assignment. Assignments will be subject to all payments made and actions taken by the Company before a signed copy of the assignment form is received by the Company at the Variable Products Service Center. The Company will not be responsible for determining whether or not an assignment is valid.
DESIGNATION OF OWNER AND BENEFICIARY
A numbered sequence can be used to name contingent beneficiaries. Co~beneficiaries will receive equal shares unless otherwise stated. In naming owners or beneficiaries, unless otherwise stated:
"Child" includes an adopted or posthumous child:
'Provision for issue' means that if a Beneficiary does not survive the Owner or Annuitant the share of that Beneficiary will be taken by his or her living issue by right of representation; and A family relation such as "wife", "husband. or -child. means the relation to the Annuitant.
At the time for payment of benefits the Company can rely on an affidavit of any Owner or other responsible person to determine family relations or members of a class.

SURRENDER PROVISIONS
CASH SURRENDER
You may surrender this Contract for the cash surrender value at any time during the Accumulation Period by sending a written request to the Variable Products Service Center.
CASH SURRENDER VALUE
The cash surrender value is the Contract Value on the date the Company receives your request for surrender, less any surrender charge.
PARTIAL WITHDRAWALS
You may withdraw part of the cash surrender value at any time during the Accumulation Period by sending a written request to the Variable Products Service Center. The partial withdrawal may not be less than 5500.
On the date of withdrawal. the amount withdrawn plus any surrender charge will be subtracted from the Death BENEFIT AND THE CONTRACT VALUE.
Unless you request otherwise. the Company will allocate partial withdrawals to the Fixed Account and to the Subaccounts of the Variable Account in the same proportion as the value in each bears to the' Contract Value on the date of the partial withdrawal.
The maximum withdrawal allowed will be an amount that, along with the appropriate surrender charges, will not reduce the Contract Value to less than $2,500
FREE WITHDRAWAL PRIVILEGE
During each of the first five contract years, you may withdraw up to the free withdrawal amount without incurring a surrender charge.
The free withdrawal amount equals:
(a) 10% of total purchase payments;
 LESS
(b) Any amounts previously withdrawn during the contract year that were not subject to a surrender charge.
AMOUNTS SUBJECT TO SURRENDER CHARGE
After the fifth contract year there will never be a surrender charge. In each of the first five contract years, a surrender or partial withdrawal in excess of the free withdrawal amount will incur a surrender charge. The amount of the surrender charge deducted from the Contract Value will equal:
 (a) The applicable surrender charge percentage;
  MULTIPLIED BY
 (b) The lesser of:
  (1) The amount surrendered or withdrawn in excess of the free withdrawal amount; and
  (2) Total purchase payments.
The surrender charge percentages are shown in the Table of Surrender Charge Percentages on the Contract Schedule. Total purchase payments equal all purchase payments made less any amounts previously withdrawn that were subject to a surrender charge.
Unless you request otherwise. the Company will allocate surrender charges to the Fixed Account and to the Subaccounts of the Variable Account in the same proportion as the value in each bears to the Contract Value, SURRENDER CHARGES ON ANNUITY DATE
The surrender charge will apply if the Annuity Date occurs within the first three contract years. If the Annuity Date occurs after the third contract year, there will be no surrender charge.

ANNUITY PROVISIONS
ANNUITY PAYMENTS
On the Annuity Bate the proceeds may be applied to make annuity payments. All annuity payments will be paid as of the first of the month. The first payment will be made as of the Annuity Date. this date is shown on the Contract Schedule unless later changed. Before payments begin the Company may require proof of the Annuitant's age. The Company may also require that you exchange this Contract for a supplemental contract which provides the annuity payments.
Annuity payments under the payment options will be based on the age on the nearest birthday of the Annuitant. The annuity payable will be the greater of:
(a) The payment based on the rates shown in the Annuity Table for the payment option chosen: and
(b) The payment based on the annuity rates in effect on the Annuity Date for the same payment option.
DEDUCTIONS FROM ANNUITY PAYMENT
During the Annuity Period. the Maintenance Charge will never be higher than the charge that was in effect immediately before the Annuity Date. The Maintenance Charge will be deducted on a pro rata basis from each annuity payment.
CHANGE OF ANNUITY ANNUITY
You may change the Annuity Date shown for this Contract by written request to the Variable Products Service Center. The Annuity Date must be the first of a month. Any change must be received by the Company at least 30 days prior to the Annuity Date being changed. However, the Annuity Date may not be later than the Annuitant's 80th Birthday or, if later, the fifth contract anniversary. The new date you select must be at least 30 days after the Company receives your written request.
ANNUITY PAYMENT OPTIONS
Subject to the terms of this Contract, annuity payments may be made on a fixed dollar basis, a variable basis, or a combination of both. You can choose annuity payments according to one of the Options below or another option agreed to by the Company.
OPTION 1: LIFE ANNUITY
This provides monthly annuity payments during the lifetime of the Annuitant. No payments will be made after the Annuitant dies.
OPTION 2: JOINT AND SURVIVOR ANNUITY
Monthly payments will be paid during the lifetime of the Annuitant and a designated second person.
OPTION 3: INCOME FOR A GUARANTEED PERIOD AND LIFE THEREAFTER
The Company will make income payments for a guaranteed period as elected. If the Annuitant lives beyond the guaranteed period, the payments will continue until the Annuitant's death.
If the Annuitant dies before the end of the guaranteed period, payments will be continued to the Beneficiary until the end of the guaranteed period.
The Beneficiary may elect to have the remaining unpaid guaranteed payments paid in a single sum. If the Beneficiary dies before the remaining guaranteed payments have been paid, the remaining unpaid guaranteed payments will be paid in a single sum to the estate of the Beneficiary. The remaining unpaid guaranteed payments will be discounted to the date of the most recent prior annuity payment. Discounted means that the Company will deduct the amount of interest the remaining payments would have earned.
By written request to the Company at least 30 days before the Annuity Date, you may select an option and whether payments are to be made on a fixed dollar basis, or a combination of both. The payment option may not be changed during the Annuity Period.
If at least 30 days before the Annuity Date the Company has not received at the Variable Products Service Center your written request:
(a) Payments will be made according to Option 3 with payments guaranteed for ten years.
(b) The Fixed Account Contract Value, less any surrender charge, will be applied to purchase a fixed annuity and the Variable Account Contract Value, less any surrender charge, will be applied to purchase a variable annuity.
If the amount to be applied to an option would not provide an initial monthly payment of at least $20, the Company has the right to make a single sum payment of the proceeds.
FIXED ANNUITY
A fixed annuity is an annuity with payments that are guaranteed by the Company as to dollar amount. The payment is determined by applying the Fixed Account Contract Value, less any surrender charge, to the appropriate Annuity Table for the option chosen. Income payments under a fixed annuity Will not vary in dollar amount.
VARIABLE ANNUITY
A variable annuity is an annuity with payments which:
(a) Are not guaranteed as to dollar amount: and
(b) Vary in amount with the investment experience of the elected
Subaccounts.
ANNUITY UNIT VALUE
The value of an annuity unit for each Subaccount was initially set at $1.00 at the start of the first valuation period of the Subaccount. The annuity unit value for each Subaccount for any subsequent valuation period is equal to (a) multiplied by (b) multiplied by (c) where:
(a) Is the net investment factor for the valuation period for which the annuity unit value is being calculated;
(b) Is the,annuity unit value for the preceding valuation period: and
(c) Is the investment result adjustment factor (.99990575 per day) which recognizes an annual interest rate of 3.5% used in determining the variable annuity payment amounts
DETERMINATION OF FIRST VARIABLE ANNUITY PAYMENT
The Variable Account Contract Value, less any surrender charge, will be applied to the appropriate Annuity Table. This will be done for the valuation period in which the Annuity Date occurs and in accordance with the payment option chosen. The amount payable for the first payment for each $ 1,000 so applied is shown in the Annuity Table for the option chosen based on an assumed interest rate of 3.5%. The Company may make available variable payments based on other assumed interest rates.
VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT
Variable annuity payments after the first vary in amount. The amount changes with the investment performance of the elected Subaccounts. The dollar amount of variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows:
(a) The dollar amount of the first annuity payment is divided by the value of an annuity unit as of the valuation period in which the Annuity Date occurs. This result establishes the fixed number of annuity units for each monthly annuity payment after the first. This number of annuity units remains fixed during the Annuity Period, except for the effect of any exchange of annuity units.
(b) The fixed number of annuity units is multiplied by the annuity unit value as of the valuation period in which the payment is due. This result establishes the dollar amount of the payment.
The dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.
EXCHANGE OF ANNUITY UNITS
Annuity units of any Subaccount may be exchanged for units of any other Subaccount by request to the Variable Products Service Center. The Exchange, which must be in accordance with the Company's then current rules, will be effective as of the end of the valuation period in which the request is received and will affect payments determined after that valuation period. The exchange will be based on the relative value of the Subaccount annuity units. Once annuity payments start no exchanges may be made to or from any fixed annuity.
AGE ADJUSTMENT
Age is based on the adjusted age of the Annuitant &5 of the Annuity Date. The joint and survivor annuity payment rates are based on the adjusted ages of both the Annuitant and the designated second person as of the Annuity Date. The adjusted age is:
(a) The age on the birthday nearest to the Annuity Date;
 LESS
(b) The age adjustment shown below which is based on the number of contract years that have elapsed from the Contract Date to the Annuity Date.

Contract Years Elapsed   1 to 5   6 to 10   11 to 15   16 to 20   21 to 25   25+

Age adjustment           0        1         2          3          4          5



ANNUITY TABLES
DOLLAR AMOUNT OF THE ANNUITY PAYMENT WHICH IS PURCHASED WITH EACH 51,000 OF PROCEEDS APPLIED
GUARANTEED MONTHLY
PAYMENTS
               OPTION 1                             OPTION 3
Adjusted Age   Life Annuity   Life Annuity          Life Annuity
                              10 Years Guaranteed   20 Years Guaranteed

55             4.54           4.51                  4.38

56             4.62           4.58                  4.44

57             4.71           4.66                  4.51

58             4.80           4.75                  4.57

59             4.90           4.84                  4.64

60             5.00           4.93                  4.70

61             5.11           5.03                  4 77

62             5.23           5.14                  4.84

63             5.36           5.25                  4.91

64             5.49           5.37                  4.98

65             5.64           5.50                  5.05

66             5.79           5.63                  5.12

67             5.95           5.77                  5.19

68             6.13           5.91                  5.25

69             6.32           6.07                  5.32

70             6.53           6.23                  5.38

71             6.75           6.40                  5.43

72             6.99           6.58                  5.48

73             7.26           6.76                  5.52

74             7.54           6.95                  5.57

75             7.85           7.14                  5.60

76             8.18           7.34                  5.63

77             8.54           7.54                  5.66

78             8.94           7.74                  5.68

79             9.36           7.94                  5.70

80             9.82           8.13                  5.71

JOINT AND SURVIVOR LIFE ANNUITY (OPTION 2)
 ADJUSTED AGE ADJUSTED AGE SECOND ANNUITANT
 FIRST ANNUITANT
Age   55     60     65     70     75     80

55    3.96   4.09   4.19   4.27   4.33   4.37

60    4.09   4.27   4.44   4.58   4.69   4.76

65    4.19   4.44   4.69   4.92   5.11   5.25

70    4.27   4.58   4.92   5.27   5.60   5.86

75    4.33   4.69   5.11   5.60   6.11   6.58

80    4.37   4.76   5.25   5.86   6.58   7.33

Basis =1983a Individual Annuitant Mortality at 3.5% annual interest
The dollar amount of annuity payment for any age or combination of ages not shown in the Annuity Tables or for any other form of annuity option agreed toe by us will be furnished on request.

FIDELITY INVESTMENTS LIFE INSURANCE COMPANY
PHILADELPHIA, PENNSYLVANIA
DEFERRED ANNUITY
FLEXIBLE PURCHASE PAYMENTS
OPTIONAL VARIABLE AND FIXED ACCUMULATION VALUES
OPTIONAL VARIABLE AND FIXED ANNUITY PAYMENTS
NONPARTICIPATING
ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. (SEE CONTRACT VALUE, PAGE 10.)